                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER


                            DATED AS OF MAY 12, 1998


                                  BY AND AMONG

                                INFOSPACE, INC.,

                             OUTPOST NETWORK, INC.,

                            CERTAIN SHAREHOLDERS OF

                             OUTPOST NETWORK, INC.,

                         AND OUTPOST ACQUISITION, INC.

                                    CONTENTS

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
ARTICLE 1 - TERMS OF MERGER...............................................................................1

     Section 1.1  The Merger..............................................................................1

     Section 1.2  Effective Date of the Merger............................................................2

     Section 1.3  Articles of Incorporation of the Surviving Corporation..................................2

     Section 1.4  Bylaws of the Surviving Corporation.....................................................2

     Section 1.5  Corporate Governance....................................................................2

     Section 1.6  Conversion of Shares....................................................................3

     Section 1.7  Acquisition Common Stock................................................................3

     Section 1.8  No Fractional Shares....................................................................3

     Section 1.9  Exchange of Shares; Stock Transfer Books................................................4

     Section 1.10  Treasury and Other Stock...............................................................4

     Section 1.11  Exercise of Stock Rights...............................................................4

ARTICLE 2  REPRESENTATIONS AND WARRANTIES OF OUTPOST AND PRINCIPAL SHAREHOLDERS...........................4

     Section 2.1  Corporate Organization..................................................................5

     Section 2.2  Binding Agreement.......................................................................5

     Section 2.3  OutPost Stock...........................................................................5

     Section 2.4  Properties..............................................................................5

     Section 2.5  Interest in Assets......................................................................6

     Section 2.6  Effective Agreement.....................................................................6

     Section 2.7  Defaults of Others......................................................................6

     Section 2.8  Litigation..............................................................................6

     Section 2.9  Insurance...............................................................................7

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
     Section 2.10  Employee Benefits, Retirement and Welfare Plans........................................7

     Section 2.11  Employees..............................................................................7

     Section 2.12  Labor Relations........................................................................8

     Section 2.13  Absence of Certain Changes.............................................................8

     Section 2.14  Compliance with Laws...................................................................8

     Section 2.15  Environmental..........................................................................8

     Section 2.16  Governmental Licenses, Etc.............................................................8

     Section 2.17  Officers and Directors; Powers of Attorney.............................................9

     Section 2.18  Statements True, Complete and Correct..................................................9

     Section 2.19  Virtual Outlet.........................................................................9

     Section 2.20  Contracts.............................................................................10

     Section 2.21  Status of Contracts...................................................................11

     Section 2.22  Commissions...........................................................................11

     Section 2.23  Tax Returns...........................................................................11

     Section 2.24  Financial Information.................................................................12

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF INFOSPACE...................................................12

     Section 3.1  Corporate Organization.................................................................12

     Section 3.2  Binding Agreement......................................................................12

     Section 3.3  Effective Agreement....................................................................12

     Section 3.4  Commissions............................................................................13

     Section 3.5  Statements True, Complete and Correct..................................................13

     Section 3.6  InfoSpace Stock........................................................................13

     Section 3.7  Financial Information..................................................................13

                                     -ii-
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     Section 3.8  No Agreements..........................................................................14

     Section 3.9  Litigation.............................................................................14

     Section 3.10  Tax Returns...........................................................................14

ARTICLE 4 COVENANTS......................................................................................14

     Section 4.1  OutPost's and the Principal Shareholders' Negative Covenants...........................14

     Section 4.2  OutPost's and Principal Shareholders' Affirmative Covenants............................15

     Section 4.3  InfoSpace's Affirmative Covenant.......................................................16

     Section 4.4  Post-Closing...........................................................................16

     Section 4.5  Notifications as to Representations....................................................17

ARTICLE 5 CONDITIONS TO INFOSPACE'S OBLIGATION TO CLOSE..................................................17

     Section 5.1  Representations and Warranties True at Closing.........................................17

     Section 5.2  Compliance with Agreement..............................................................18

     Section 5.3  No Material Change.....................................................................18

     Section 5.4  No Injunction..........................................................................18

     Section 5.5  Casualty...............................................................................18

     Section 5.6  Shareholder Consents...................................................................19

     Section 5.7  Certificate of Fulfillment of Conditions...............................................19

     Section 5.8  Limitation on Liabilities..............................................................19

     Section 5.9  Employment of Key Individuals..........................................................19

     Section 5.10  Resignation of OutPost Officers and Directors.........................................19

     Section 5.11  Appraisal Rights......................................................................19

     Section 5.12  Investment Certificate................................................................20

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
ARTICLE 6 CONDITIONS TO OUTPOST'S AND PRINCIPAL
     SHAREHOLDERS' OBLIGATIONS TO CLOSE..................................................................20

     Section 6.1  Representations and Warranties True at Closing.........................................20

     Section 6.2  Compliance with Agreement..............................................................20

     Section 6.3  No Injunction..........................................................................20

     Section 6.4  Certificate of Fulfillment of Conditions...............................................21

     Section 6.5  Offering Memorandum....................................................................21

     Section 6.6  Shareholder Consents...................................................................21

     Section 6.7  Due Diligence..........................................................................21

ARTICLE 7 THE CLOSING....................................................................................21

     Section 7.1  Closing................................................................................21

     Section 7.2  OutPost's and Principal Shareholders' Performance......................................21

     Section 7.4  InfoSpace's Performance................................................................22

     Section 7.5  Failure to Close.......................................................................23

ARTICLE 8 ANNOUNCEMENTS..................................................................................23

ARTICLE 9 TERMINATION AND ABANDONMENT....................................................................23

     Section 9.1  Reasons for Termination................................................................23

     Section 9.2  Effect of Termination..................................................................23

ARTICLE 10 RESTRICTIONS ON TRANSFER......................................................................24

ARTICLE 11 INDEMNITIES...................................................................................24

     Section 11.1  Principal Shareholder and Recent Investor Indemnities.................................24

     Section 11.2  InfoSpace's Indemnity.................................................................26

     Section 11.3  Procedure and Participation...........................................................26

     Section 11.4  Survival of Indemnification; Exclusive Remedy.........................................27

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ARTICLE 12 MISCELLANEOUS.................................................................................27

     Section 12.1  Notices...............................................................................27

     Section 12.2  Entire Agreement; Amendment...........................................................29

     Section 12.3  Counterparts..........................................................................29

     Section 12.4  Expenses..............................................................................29

     Section 12.5  Further Assurances....................................................................29

     Section 12.6  Construction..........................................................................29

     Section 12.7  Joint and Several Obligations.........................................................29

     Section 12.8  Governing Law.........................................................................30

     Section 12.9  Cooperation...........................................................................30

     Section 12.10  Severability.........................................................................30

     Section 12.11  Survival.............................................................................30

     Section 12.12  Headings.............................................................................30

                                      -v-

     THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into this 12th day of May, 1998, by and among InfoSpace, Inc., a Delaware corporation ("InfoSpace"); OutPost Network, Inc., a Washington corporation ("OutPost"), the shareholders of OutPost listed on the signature page for this Agreement (which shareholders are either designated therein as each a "Principal Shareholder" and collectively, the "Principal Shareholders" or each as a "Recent Investor" and collectively, the "Recent Investors"), and OutPost Acquisition, Inc., a Washington corporation ("Acquisition"). The term "Shareholder" is used from time to time herein and refers to any shareholder of OutPost. The term "Principal Shareholder" or "Principal Shareholders" does not refer to or include any Recent Investor.

                                    RECITALS

     WHEREAS, Acquisition is a recently formed Washington corporation and InfoSpace is the owner of all of the issued and outstanding shares of the common stock of Acquisition;

     WHEREAS, the parties intend that, subject to the terms and conditions hereinafter set forth, Acquisition be merged with and into OutPost pursuant to this Agreement and the Articles of Merger (the "Articles of Merger") substantially in the form of Exhibit 1A attached hereto (the "Merger");

     WHEREAS, the Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1996, as amended (the "Code"); and

     WHEREAS, the respective Boards of Directors of InfoSpace, OutPost and Acquisition have approved the Merger pursuant to this Agreement and the Articles of Merger;

     NOW, THEREFORE, in order to consummate the Merger and in consideration of the mutual representations, warranties and agreements contained herein, the parties hereto agree as follows:

                          ARTICLE 1 - TERMS OF MERGER

SECTION 1.1  THE MERGER

     Subject to the terms and conditions of this Agreement and the laws of the State of Washington, InfoSpace, Acquisition and OutPost shall execute and file, among other things, the Articles of Merger in the Office of the Secretary of State of the State of Washington (the "Washington Secretary of State") pursuant to which the separate existence of Acquisition shall cease and Acquisition shall be merged with and into OutPost on the Effective Date (as defined in Section 1.2). Acquisition and OutPost are sometimes collectively referred to as the "Constituent Corporations" and OutPost is sometimes referred to as the "Surviving Corporation."

SECTION 1.2  EFFECTIVE DATE OF THE MERGER

     The Merger shall become effective on the date the Articles of Merger and any other documents required by the Business Corporation Act of the State of Washington (the "Corporation Law") shall be duly executed, acknowledged or verified and filed with the Washington Secretary of State in accordance with the Corporation Law (the "Effective Date"). If the Washington Secretary of State requires any changes in the Articles of Merger as a condition to filing the Articles of Merger, InfoSpace, Acquisition, OutPost and the Principal Shareholders will execute necessary revisions incorporating such changes, provided such changes are not materially inconsistent with or result in any material changes in the terms of this Agreement or the Articles of Merger.

SECTION 1.3  ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION

     At the Effective Date and without any further action on the part of the Constituent Corporations, the Articles of Incorporation of OutPost, shall be and remain the Articles of Incorporation of the Surviving Corporation. Such Articles of Incorporation may thereafter be altered, amended or repealed in accordance with the provisions thereof or applicable law. As of the date this Agreement is executed, the Restated Articles of Incorporation, as amended, are in effect in the form of Exhibit 1.3A. As of the Effective Date, the Restated Articles of Incorporation, as amended, shall have been further amended as set forth in Exhibit 1.3B. Prior to or as of the Effective Date, no other amendments or restatements shall have been made to the Restated Articles of Incorporation as amended, or, except as specifically set forth herein.

SECTION 1.4  BYLAWS OF THE SURVIVING CORPORATION

     At the Effective Date and without any further action on the part of the Constituent Corporations, the Bylaws of OutPost, a copy of which is attached hereto as Exhibit 1.4, shall be and remain the Bylaws of the Surviving Corporation, until altered, repealed or amended in accordance with the provisions thereof and applicable law. Prior to or as of the Effective Date, no other amendments or restatements shall have been made to the Bylaws except as specifically set forth herein.

SECTION 1.5  CORPORATE GOVERNANCE

     1.5.1 As of the Effective Date, the directors and officers of OutPost shall have resigned and at the Effective Date, the shareholder of the Surviving Corporation shall elect replacement directors and the new directors shall elect replacement officers of the Surviving Corporation, each of such persons to hold office, subject to the applicable provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation, and applicable law.

     1.5.2 As of the Effective Date, InfoSpace shall have amended its certificate of incorporation to provide for a board consisting of five (5) directors, and InfoSpace, Naveen Jain, John Stanton, Theresa E. Gillespie, the Stanton Family Trust, Kurt Dahl, John Arnold, Douglas C. Lawrence, Donald Guthrie, Mikal J. Thomsen, Kirlin Partners LLC, The Walter Group, Inc., and David Wagner shall have entered into a Voting Agreement in the form of Exhibit 1.5.2.

SECTION 1.6  CONVERSION OF SHARES

     Upon the effectiveness of the Merger, the manner of converting and exchanging the shares of the Constituent Corporations shall be as follows:
InfoSpace shall issue a total of not more than 3,000,000 shares of its Common Stock, par value $.0001/share. Each issued and outstanding share of the Common Stock of OutPost (the "OutPost Stock") shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into a fraction (the "Conversion Ratio") of one fully paid and nonassessable share of Common Stock of InfoSpace ("InfoSpace Common"). The Conversion Ratio shall be a fraction with a numerator equal to 3,000,000, and a denominator equal to the total number of shares of OutPost Stock issued and outstanding immediately prior to the Effective Date. On or after the Effective Date, all certificates representing shares of OutPost Stock shall be surrendered to the Secretary of the Surviving Corporation, whereupon there shall be issued to the respective holder of each such certificate a certificate representing the number of shares of InfoSpace Common into which such shares have been converted as provided herein.

SECTION 1.7  ACQUISITION COMMON STOCK

     Each share of common stock, no par value, of Acquisition ("Acquisition Common Stock") issued and outstanding immediately prior to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into and exchangeable for one share of the common stock, no par value, of the Surviving Corporation.

SECTION 1.8  NO FRACTIONAL SHARES

     No fractional share of InfoSpace Common will be issued in the Merger, but, in lieu thereof, each holder of OutPost Stock who would otherwise be entitled to a fraction of a share of InfoSpace Common (after aggregating all fractional shares of InfoSpace Common to be received by such holder) will be entitled to receive an amount of cash (rounded to the nearest whole cent) equal to the product of (a) the fraction multiplied by (b) $2.00.

SECTION 1.9  EXCHANGE OF SHARES; STOCK TRANSFER BOOKS

     On the Effective Date of the Merger, each holder of an outstanding certificate or certificates theretofore representing shares of OutPost Stock shall be entitled, upon surrender of such certificate or certificates to the Surviving Corporation, to receive in respect of each share represented by such certificate or certificates, InfoSpace Common in accordance with Section 1.6 and if applicable, cash in accordance with Section 1.8. The cash payment, if any, shall be made by corporate check of InfoSpace made payable to the holder of record of OutPost Stock as shown on Schedule 2.3 in respect of which payment is being made. At the Effective Date of the Merger there shall be no further registry of transfers on the records in respect of OutPost Stock outstanding immediately prior to the Effective Date of the Merger. If any payment is to be made in the form of a check payable to a name other than that in which the certificate for OutPost Stock surrendered is registered, or if InfoSpace Common is to be issued in a name other than that in which the certificate for OutPost Stock surrendered is registered, it shall be a condition of such distribution that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment or InfoSpace Common shall pay to the Surviving Corporation any transfer or other taxes required, or shall establish to the satisfaction of the Surviving Corporation that such taxes have been paid or are not applicable. If, after the Effective Date of the Merger, certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for such cash payment and InfoSpace Common as provided herein.

SECTION 1.10  TREASURY AND OTHER STOCK

     All shares of OutPost Stock which are held by OutPost as treasury shares (if any) shall cease to exist as of the Effective Date, without any conversion thereof or exchange with respect thereto.

SECTION 1.11  EXERCISE OF STOCK RIGHTS

     On the Effective Date, any option, warrant or other right to purchase shares of OutPost Stock ("OutPost Options"), which is outstanding on the Effective Date, shall be cancelled unless exercised prior to the Effective Date.

                 ARTICLE 2  REPRESENTATIONS AND WARRANTIES OF
                      OUTPOST AND PRINCIPAL SHAREHOLDERS

     Each of the Principal Shareholders and OutPost jointly and severally represent and warrant to InfoSpace, as follows; provided however that John Stanton, Theresa E. Gillespie, the Stanton Family Trust, Kirlin Partners LLC, Douglas C. Lawrence, Donald Guthrie, Mikal J. Thomsen, and The Walter Group, Inc. (the "Recent Investors") make only those representations and warranties set forth in the second sentence of Section 2.3, and in Sections 2.2 and 2.8.2 below, and such representations and warranties are made severally and not jointly by each Recent Investor.

SECTION 2.1  CORPORATE ORGANIZATION

     OutPost is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington; has the corporate power and authority to own, operate and lease its properties as presently owned, operated and leased and to carry on its business as it is now being conducted. OutPost owns no interest in any corporation, partnership, joint venture or other entity or association.

SECTION 2.2  BINDING AGREEMENT

     This Agreement, upon due execution by InfoSpace and the other parties hereto, will constitute the legal, valid and binding obligations of OutPost, the Principal Shareholders, and the Recent Investors, enforceable in accordance with its terms, except as same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally.

SECTION 2.3  OUTPOST STOCK

     Schedule 2.3 sets forth a complete an accurate description of the number of shares of OutPost Stock that will be issued and outstanding as of the Effective Date. As of the Effective Date, the OutPost Stock described in Schedule 2.3 shall be duly authorized and issued, fully paid and non-assessable. Except for the agreements described in Schedule 2.3, neither OutPost nor any Principal Shareholder or Recent Investor is a party to any written or oral agreement, understanding, arrangement or commitment with respect to the OutPost Stock or which imposes any obligation on OutPost, or any Principal Shareholder or Recent Investor or creates or may create any rights in any person regarding OutPost Stock, or any rights to acquire any capital stock or other interest in OutPost. No shares of preferred stock in OutPost will be issued and outstanding as of the Effective Date, and no other shares of OutPost Stock shall be issued and outstanding except as described in Schedule 2.3.

SECTION 2.4  PROPERTIES

     OutPost has good and marketable title to all of the assets used in its business as conducted on the date hereof (the "Assets"). As of the Effective Date, the Assets will be free and clear of all encumbrances, liens, security interests and charges of every kind and character. None of the Assets is subject to a contract, option or commitment for sale; and all the Assets are owned by OutPost. All such Assets are in OutPost's possession or under its control.

SECTION 2.5  INTEREST IN ASSETS

     OutPost has not granted, and there is not outstanding, any option, right, agreement or other obligation pursuant to which any party could claim a right to acquire in any way all or any part of or interest in the Assets.

SECTION 2.6  EFFECTIVE AGREEMENT

     The execution, delivery and performance of this Agreement by OutPost and the Principal Shareholders and the consummation of the transactions contemplated herein do not require the consent, waiver, approval, license or authorization of any person or public authority; do not conflict with, result in a breach of or constitute a default under any applicable law, judgment, order, injunction, decree, rule or regulation, or ruling of any court or government instrumentality or the Articles of Incorporation or Bylaws of OutPost, or with or without the giving of notice and/or the passage of time, any mortgage, deed of trust, license, lease, indenture or other agreement or any instrument or any order, judgment or any other restriction of any kind or character, to which OutPost or any Principal Shareholder is a party or by which OutPost or any Principal Shareholder or any of their respective properties may be bound; do not give to others any right to terminate, or result in termination of, any such instruments; do not result in termination of any provisions of such instruments; and do not result in the creation of any lien, charge or encumbrance on any of the Assets.

SECTION 2.7  DEFAULTS OF OTHERS

     Neither OutPost nor any Principal Shareholder has received any notice, formal or otherwise, from any other party with whom OutPost has any material contractual arrangement of a failure to comply with or default (without regard to any requirement of notice or grace period or both) in the observance or performance of any material term, condition, or provision of any such contractual agreement which may affect the Assets.

SECTION 2.8  LITIGATION

     2.8.1 Except with respect to a possible breach of contract suit threatened by Patrick R. Adkisson, there is no suit, action, arbitration, legal, administrative or other proceeding pending or threatened which may materially adversely affect the Assets, OutPost's ability to conduct its business after the Closing, or Principal Shareholders' ability to perform any of their obligations under this Agreement. There is no governmental regulation, rule, law or investigation pending or threatened which may materially adversely affect the business of OutPost, or Principal Shareholders' ability to perform any of their obligations under this Agreement.

     2.8.2 The Principal Shareholders (and the Recent Investors) are not subject to, or party to or otherwise bound by, any suit, action or other legal proceeding, or any suit, action or other legal proceeding, or any order, writ, injunction, decree or ruling of any federal, state or local court, governmental agency or quasi-governmental authority which would prohibit or impair any such Principal Shareholder's or Recent Investor's power to execute and deliver this Agreement, or perform any of their respective obligations under this Agreement.

SECTION 2.9  INSURANCE

     Schedule 2.9 sets forth a correct and complete list of all of the policies of insurance and fidelity or surety bonds maintained by OutPost. OutPost has received no notices of any outstanding requirements or recommendations from any insurance company that issued a policy with respect to any of the properties and assets of OutPost during the previous five years, from any board of fire underwriters of other body exercising similar functions or from any governmental authority requiring or recommending that (i) any repair or other material work be done on or with respect to any of the properties and assets owned, used or occupied by OutPost; or (ii) any material, equipment or facilities be installed on, or in connection with, any of the properties or assets owned, used or occupied by OutPost.

SECTION 2.10  EMPLOYEE BENEFITS, RETIREMENT AND WELFARE PLANS

     Except as set forth on Schedule 2.10, there are no employee welfare or benefit plans sponsored by OutPost or in which OutPost employees, as OutPost employees, participate. The Principal Shareholders have delivered to InfoSpace all documents that set forth the terms of or otherwise relating to each such plan and all personnel, payroll, and employment manuals and policies. OutPost has performed all of its obligations under all such plans.

SECTION 2.11  EMPLOYEES

     Schedule 2.11 hereto contains a list of all persons employed by OutPost (singly, an "Employee" and collectively, the "Employees"), together with (i) the amount of the current annualized salary or hourly wage of such person, (ii) whether such person is considered in due course for discretionary bonuses, together with the amount of such bonus paid to such person by OutPost with respect to the period ended December 31,

1996, (iii) whether any such person is contractually or otherwise entitled to any non-discretionary bonus with respect to all or part of the year ending December 31, 1997 and, if so, the method of computation of such bonus, (iv) whether any such person is contractually or otherwise entitled to any commission with respect to all or part of the year ending December 31, 1997 and, if so, the method of computation and the amount (or estimated amount) of commissions that will be payable for the year ending December 31, 1997, and (v) whether such person is involved in the development of the "Virtual Outlet" technology.

SECTION 2.12  LABOR RELATIONS

     OutPost is in compliance with all federal, state and local laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours. OutPost is not a party to any collective bargaining agreement, and there is no strike, dispute, grievance, controversy or other labor trouble existing or threatened against OutPost, and no grounds for any such action.

SECTION 2.13  ABSENCE OF CERTAIN CHANGES

     Since December 31, 1997, there has not been:

              2.13.1 any material damage, destruction or loss (whether or not covered by insurance) affecting the Assets or the results of operations of OutPost; or

              2.13.2 any sale, transfer, pledge, mortgage, abandonment or other disposition of any of the Assets, or any agreement to do so, except in the ordinary course of business.

SECTION 2.14  COMPLIANCE WITH LAWS

     OutPost is in material compliance with all laws, regulations, or governmental orders relating to the Assets or the business. OutPost has not been charged with a violation of any law, regulation, or governmental order relating to the Assets or the business. OutPost is not in default or violation of or with respect to any judgment, order, injunction or decree of any court or governmental instrumentality adversely affecting the Assets or the business.

SECTION 2.15  ENVIRONMENTAL

     No Hazardous Substances have been released at, in or under OutPost's premises, or have migrated into or under such premises. No Hazardous Substances have migrated from the Facility, or been disposed of offsite. No toxic substances, as regulated under the Toxic Substances Control Act ("TSCA"), 15 U.S.C. (S)(S) 2601 through 2671 and any regulations promulgated pursuant thereto, or otherwise, have ever been used by OutPost at its premises or elsewhere.

SECTION 2.16  GOVERNMENTAL LICENSES, ETC.

     OutPost has all governmental licenses (including Occupational Safety and Health Administration or environmental agency licenses) required, if any, for the conduct of its business and all such licenses, which are listed in Schedule
2.16 hereto, are currently in full force and effect. (i) There have been no material violations of any of the terms and conditions of any such licenses,
(ii) there is no action pending or threatened by any governmental authority seeking to cancel, revoke, rescind, limit, or terminate any such license, (iii) consummation of the transactions contemplated by this Agreement will neither result in a violation of any of the terms and conditions of any such license or of any statute or regulation under which it was issued nor impair the validity of any such license, and (iv) each such license shall remain in full force and effect in accordance with its terms.

SECTION 2.17  OFFICERS AND DIRECTORS; POWERS OF ATTORNEY

     Schedule 2.17 hereto contains a list of all officers and directors of OutPost, and no person holds general or special powers of attorney from OutPost.

SECTION 2.18  STATEMENTS TRUE, COMPLETE AND CORRECT

     The statements about OutPost contained herein, in the Exhibits, the Schedules, or in any Offering Memorandum delivered to the Shareholders by InfoSpace in connection with the Merger (the "Offering Memorandum") or in any other written documents executed and delivered at the Closing which are required under this Agreement by or on behalf of OutPost or the Principal Shareholders, are true, complete and correct in all material respects, and such statements contained herein, in the Exhibits, the Schedules, the Offering Memorandum and such other documents do not omit any material fact which, if disclosed, might reasonably have been expected to affect the decision of InfoSpace to enter into this Agreement. The statements and information of the Principal Shareholders contained in the Exhibits, the Schedules, the Offering Memorandum and such other documents shall be deemed to constitute representations and warranties of Principal Shareholders under this Agreement to the same extent as if herein set forth in full.

SECTION 2.19  VIRTUAL OUTLET

     OutPost owns the entire and exclusive right, title and interest in and to the "Virtual Outlet" technology ("VO"), free and clear of any and all liens, encumbrances, interests or other restrictions of any kind. OutPost has filed and is vigorously prosecuting a U.S. patent relating to certain aspects of VO and is the sole and exclusive owner of all rights in and to such patent application and any and all Letters Patent which may be granted or issued in connection with VO. VO is an original work and no portion of VO has been copied from any other person or infringes or otherwise violates the copyright, trade secret, confidentiality, contract or license rights of any third party. To the best of OutPost's knowledge, VO does not infringe the patent or trademark rights of any third party. There are no patent infringement suits or asserted patent infringement claims pertaining to VO pending or threatened as of the date of this Agreement and OutPost is not aware of any potential patent infringement claims. OutPost is not operating under or paying royalties under any patent license or technical information agreement applicable to VO, nor is it committed in any way to enter into any such agreement. No third party has any license or other rights in or to VO. VO is not fully developed.

SECTION 2.20  CONTRACTS

     Except as set forth on Schedule 2.21 or any other Schedule hereto, OutPost is not a party to or bound by:

          (a) any contract for the purchase, sale or lease of real property or any option to purchase or sell real property;

          (b) any indebtedness, obligation or liability for borrowed money, or liability for the deferred purchase price of property in excess of $5,000, or any instrument guaranteeing any indebtedness, obligation or liability, or any obligation to incur any of the foregoing;

          (c) any joint venture, partnership or other arrangement involving a sharing of profits involving OutPost;

          (d) any agreement that is material to the business of OutPost and which includes provisions regarding minimum volumes or volume discounts, excluding outstanding price quotations;

          (e) any agreement that is material to the business of OutPost and pursuant to which a rebate, discount, bonus, commission or other payment with respect to the sale of any product or service of OutPost will be payable or required after the Effective Date;

          (f) any guarantee of the obligations of OutPost's customers, suppliers, officers, directors, employees or Affiliates or others;

          (g) any consignment, distributor, dealer, manufacturer's representative, sales agency, advertising representative or advertising or public relations contract that is material to OutPost;

          (h) any agreement limiting OutPost's ability to engage in any business anywhere in the world;

          (i) any contract which provides for, or relates to, any non-competition or confidentiality arrangement with any Person, including any current or former officer or employee of OutPost;

          (j) any contract or group of related contracts for capital expenditures in excess of $5,000 for any single project or related series of projects;

          (k) any contract which involves payments or receipts by the Company of more than $5,000; or

          (l) any contract not made in the ordinary course of business.

SECTION 2.21  STATUS OF CONTRACTS

     Each of the leases, contracts and other agreements listed on Schedule 2.21 (collectively, the "Material Contracts"), constitutes a valid and binding obligation of the Company and, to the knowledge of OutPost or any of the Principal Shareholders, the other parties thereto, and is in full force and effect and each of the Material Contract (except for those Material Contracts which by their terms will expire prior to the Closing Date or will be otherwise terminated prior to the Closing Date in accordance with the provisions hereof) will continue in full force and effect after the Closing Date, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. OutPost has fulfilled and performed its obligations under each of the Material Contracts and OutPost is not in, or, to the knowledge of OutPost and the Principal Shareholders, alleged to be in, breach or default under, nor is there or, to the knowledge of OutPost and the Principal Shareholders, is there alleged to be any basis for termination of any of the Material Contracts. To the knowledge of OutPost or any of the Principal Shareholders, no other party to any of the Material Contracts has breached or defaulted thereunder. No event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by OutPost or, to the knowledge of OutPost, or any of the Principal Shareholders, by any other party. OutPost is not currently renegotiating any of the Material Contracts or paying damages in lieu of performance thereunder.

SECTION 2.22  COMMISSIONS

     There is no agent, broker, investment banker, finder or other person or firm who would have any valid claim against OutPost for a commission, finder's fee or brokerage fee in connection with this Agreement or any of the transitions, transfers or assignments contemplated hereby.

SECTION 2.23  TAX RETURNS

     OutPost has filed on or before their respective due dates or extensions thereof all federal, state and local tax returns and reports as are required to be filed; all such returns are true, correct and complete; and to the best of its knowledge, OutPost has duly paid or accrued in full for any federal, state and local taxes or other charges due or claimed to be due to any federal, state or local taxing authorities, including, without limitation, employee withholding amounts. There are no tax liens upon any property or assets of OutPost other than liens for current taxes not yet paid or payable. No federal, state or local tax returns of OutPost are currently under examination by any taxing authority, and, to the best of its knowledge, if any such examination is hereafter made and the results are determined adversely to OutPost, such results will not have a material adverse effect on the operations of OutPost taken as a whole as if determined prior to the Merger. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to assessment of any federal, state or local income tax.

SECTION 2.24  FINANCIAL INFORMATION

     Schedule 2.25 contains the unaudited financial statements of OutPost for the periods ending December 31, 1997 and December 31, 1996, which accurately present the matters set forth therein.

             ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF INFOSPACE

     InfoSpace represents and warrants to the OutPost Shareholders, as follows:

SECTION 3.1  CORPORATE ORGANIZATION

     InfoSpace is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties as presently owned, operated and leased and to carry on its business as it is now being conducted. InfoSpace's only subsidiary is Acquisition.

SECTION 3.2  BINDING AGREEMENT

     This Agreement, upon its execution by OutPost and the Principal Shareholders, will constitute the legal, valid and binding obligation of InfoSpace, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally.

SECTION 3.3  EFFECTIVE AGREEMENT

     The execution, delivery and performance of this Agreement by InfoSpace and consummation by it of the transactions contemplated herein do not require the consent, waiver, approval, license or authorization of any person or public authority; do not conflict with, result in a breach of or constitute a default under any applicable law, judgment, order, injunction, decree, rule or regulation, or ruling of any court or governmental instrumentality or the charter and governing documents of InfoSpace, or, with or without notice of and/or the passage of time, any mortgage, deed of trust, license, indenture or other agreement or other instrument, or any order, judgment or any other restriction of any kind or character to which InfoSpace is a party or by which InfoSpace may be bound; do not give to others any right to terminate, or result in termination of, any such instruments; and do not result in termination of any provision of such instruments.

SECTION 3.4  COMMISSIONS

     There is no agent, broker, investment banker, finder or other person or firm who would have any valid claim against OutPost or the Shareholders for a commission, finder's fee or brokerage fee in connection with this Agreement or any of the transactions, transfers or assignments contemplated hereby.

SECTION 3.5  STATEMENTS TRUE, COMPLETE AND CORRECT

     The statements about InfoSpace contained herein, in the Exhibits, the Schedules, and the Offering Memorandum or in any other written documents executed and delivered at the Closing which are required under this Agreement by or on behalf of InfoSpace are true, complete and correct in all material respects, and such statements contained herein, the Exhibits, the Schedules, the Offering Memorandum and such other documents do not omit any material fact which, if disclosed, might reasonably have been expected to affect the decision of the Principal Shareholders to enter into this Agreement. The statements and information of InfoSpace contained in the Exhibits, the Schedules, the Offering Memorandum and such other documents shall be deemed to constitute representations and warranties of InfoSpace under this Agreement to the same extent as if herein set forth in full.

SECTION 3.6  INFOSPACE STOCK

     Subject to the terms of this Agreement, the shares of InfoSpace Stock to be issued to OutPost Shareholders pursuant hereto, as of the Effective Date, will be duly authorized and issued, fully paid, and non-assessable. As of the Effective Date, InfoSpace will have authorized not more than a total of 55,000,000 shares of stock, consisting of not more than 40,000,000 shares of Common Stock, $.0001 par value/share, and 15,000,000 shares of Preferred Stock, $.0001 par value/share. As of the date of this Agreement, InfoSpace has issued and outstanding 22,155,510 shares of Common Stock, and no shares of Preferred Stock. As of the Effective Date, not more than 5,000,000 shares of InfoSpace Stock will be reserved for issuance under the InfoSpace, Inc. 1996 Flexible Stock Incentive Plan, as amended (the "InfoSpace Plan). As of the Effective Date, options to acquire up to 2,451,000 shares of Common Stock have been granted pursuant to the Plan.

As of the date of this Agreement, warrants to acquire up to 3,500,000 shares of the Common Stock will be outstanding. Between the date of this Agreement is executed and the Effective Date, or soon thereafter, certain changes to InfoSpace's capitalization, as described in Schedule 3.6, may occur.

SECTION 3.7  FINANCIAL INFORMATION

     Schedule 3.7 contains the audited financial statements of InfoSpace, which are to be delivered to the Shareholders in connection with the Offering Memorandum (as defined below), and which have been prepared in accordance with generally accepted accounting principles by an independent certified public accounting firm, and fairly present the matters set forth therein.

SECTION 3.8  NO AGREEMENTS

     As of the Effective Date, and except as disclosed in Section 3.6, InfoSpace is not a party to any written or oral agreement, understanding, arrangement or commitment with respect to the InfoSpace Stock that would be violated by the Merger or which imposes any obligation on any InfoSpace Shareholder, or creates or may create any rights in any person, regarding InfoSpace Stock, or any rights to acquire any capital stock or other interest in InfoSpace. There are no preemptive rights to the shares of InfoSpace Stock to be issued pursuant hereto.

SECTION 3.9  LITIGATION

     Except as set forth in Schedule 3.9, there is no suit, action, arbitration, legal, administrative or other proceeding pending or threatened which may materially adversely affect InfoSpace or the Merger.

SECTION 3.10  TAX RETURNS

     InfoSpace has filed on or before their respective due dates or extensions thereof all federal, state and local tax returns and reports as are required to be filed; all such returns are true, correct and complete; and to the best of its knowledge, InfoSpace has duly paid or accrued in full for any federal, state and local taxes or other charges due or claimed to be due to any federal, state or local taxing authorities, including, without limitation, employee withholding amounts. There are no tax liens upon any property or assets of InfoSpace other than liens for current taxes not yet paid or payable. No federal state or local tax returns of InfoSpace are currently under examination by any taxing authority, and, to the best of its knowledge, if any such examination is hereafter made and the results are determined adversely to InfoSpace, such results will not have a material adverse effect on the operations of InfoSpace taken as a whole as if determined prior to the Merger. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to assessment of any federal, state or local income tax.

                              ARTICLE 4 COVENANTS

SECTION 4.1  OUTPOST'S AND THE PRINCIPAL SHAREHOLDERS' NEGATIVE COVENANTS

     Between the date hereof and the Effective Date, Principal Shareholders and OutPost covenant that they will not, except with InfoSpace's written consent:

          4.1.1 Take any action or permit to exist any condition which would cause any of the representations and warranties of the Principal Shareholders and OutPost contained in this Agreement to be untrue in any material respect on the Effective Date.

          4.1.2 Enter into any agreement or undertaking affecting OutPost, the business or the Assets, other than in the ordinary course of business.

SECTION 4.2  OUTPOST'S AND PRINCIPAL SHAREHOLDERS' AFFIRMATIVE COVENANTS

     Between the date hereof and the Effective Date, and post-Effective Date as applicable, Principal Shareholders and OutPost will:

          4.2.1 Use their reasonable efforts to (A) complete the transactions contemplated herein; and (B) continue to operate OutPost's business as a going concern.

          4.2.2 At all reasonable times give to InfoSpace and its representatives full access during normal business hours to all of the properties, books and records of OutPost relating to the business and furnish InfoSpace with such information concerning the operation of the business as InfoSpace may reasonably require.

          4.2.3 Maintain in force the existing hazard and liability insurance policies, or comparable coverage, for the Assets, and, whether or not covered by such insurance, repair, replace, or restore any of the Assets which may be damaged, destroyed or stolen.

          4.2.4 Cause all liens, charges or encumbrances on any of the Assets to be satisfied, terminated and removed.

          4.2.5 Obtain all necessary consents of the Principal Shareholders to consummate the transactions contemplated herein, including without limitation the formal consent of the Board of Directors of OutPost and of the Principal Shareholders of OutPost.

          4.2.6 Cause all liabilities of OutPost as of March 4, 1998, for products or services acquired from, or amounts (including without limitation taxes, including employee payroll taxes, interest and penalties) or accounts payable owed to, any governmental or private entity or person, including without limitation any amounts owing to InfoSpace in connection with advertising agreements between OutPost and InfoSpace, relating to or arising out of the operation of OutPost prior to March 4, 1998 in excess of the sum of (i) $35,000, plus (ii) any amounts owing to InfoSpace accrued as of February 1, 1998, and all subsequent months (collectively, the "Financial Liabilities"), to be fully paid and discharged.

          4.2.7 Even after Closing, not disclose or otherwise use the proprietary or confidential business information of InfoSpace contained in the Offering Memorandum, except that Principal Shareholders may use such information for purposes of determining whether to approve the Merger.

          4.2.8 Any termination costs, including without limitation, severance pay, accrued vacation benefits, relating to those employees of OutPost who will be terminated as of the Effective Date, shall be a liability of the Principal Shareholders. From and after the Effective Date, InfoSpace shall have no liability to any such person, except with those it negotiates terms of employment as described in Section 5.9.

SECTION 4.3  INFOSPACE'S AFFIRMATIVE COVENANT

     InfoSpace covenants that:

          4.3.1 In advance of Closing and the special meeting of the OutPost Shareholders called to obtain Shareholder approval of the Merger, it will distribute to the OutPost Shareholders the Offering Memorandum, together with certain financial information.

          4.3.2 It will use its reasonable efforts to (A) complete the transactions contemplated herein; and (B) continue to operate InfoSpace's business.

          4.3.3 It will negotiate the terms of employment of the persons listed in Section 5.9 in good faith, but the final terms of such arrangements must be deemed satisfactory to InfoSpace in its discretion.

SECTION 4.4  POST-CLOSING

     After the Effective Date, InfoSpace and each of the Principal Shareholders respectively agree that each will:

          4.4.1 Promptly take such actions and properly execute and deliver such further instruments as, in the reasonable opinion of InfoSpace, may be necessary to assure, complete and evidence the transactions provided for in this Agreement.

          4.4.2 In the event any Principal Shareholder receives any payment of monies relating to the Assets or the business which was or should have been directed to OutPost directly, such Principal Shareholder will promptly forward such payment to the Surviving Corporation.

          4.4.3 In no event will any Shareholder do business independent of the Surviving Corporation using the name "OutPost" or any word confusingly similar to "OutPost" after the Closing.

          4.4.4 InfoSpace will grant options to acquire a total of 298,000 shares of InfoSpace Stock to the persons listed in Section 5.9. InfoSpace shall determine how the pool of 298,000 shares shall be allocated among such persons, the vesting period, and the other terms of such grants, except however, that the exercise price per share shall be $.01.

SECTION 4.5  NOTIFICATIONS AS TO REPRESENTATIONS

     In the event that any party shall at any time, either before or after the Effective Date, determine that any representation or warranty of either party contained in this Agreement is not true or correct in any material respect as of the date made, or that any covenant has been breached, such party shall promptly give the other party written notice thereof, including a description of such inaccuracy or breach. Upon learning of such inaccuracy or breach, the party whose representation or warranty was not true or which breached a covenant shall have twenty (20) business days to cure such inaccuracy or breach, and if so cured, such conditions shall be deemed timely satisfied, and the Effective Date shall, to the extent needed, be extended to the date of such satisfaction. Any postponement of the Effective Date pursuant to this provision shall not be a waiver of any claim an aggrieved party may have as a result of any such breach.

            ARTICLE 5 CONDITIONS TO INFOSPACE'S OBLIGATION TO CLOSE

     The obligation of InfoSpace to consummate the transactions contemplated herein shall be subject to the fulfillment on or prior to the Effective Date of the following conditions, which conditions OutPost, the Principal Shareholders and the Recent Investors agree to use their reasonable best efforts to fulfill, and which InfoSpace may elect to waive in its sole discretion (InfoSpace agrees to use reasonable efforts to cooperate with the Principal Shareholders and the Recent Investors as Principal Shareholders or Recent Investors may reasonably request in order to facilitate the Principal Shareholders' or the Recent Investors', as the case may be, satisfying these conditions):

SECTION 5.1  REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING

     The representations and warranties made by OutPost, the Principal Shareholders and the Recent Investors herein shall be true, complete and correct in all material respects on and as of the Effective Date with the same effect as though such representations and warranties had been made or given on and as of the Effective Date. It is understood that in determining whether there has been any material misrepresentation or material adverse event, all occurrences and adverse events shall be aggregated to determine the applicability or breach of the provisions of this Agreement.

SECTION 5.2  COMPLIANCE WITH AGREEMENT

     OutPost and the Principal Shareholders shall have performed and complied with all of their material obligations under this Agreement which are to be performed or complied with by them prior to or at the Closing.

SECTION 5.3  NO MATERIAL CHANGE

     Since December 31, 1997, there shall not have been, nor to the knowledge of OutPost or the Principal Shareholder shall there have been threatened to be, any event, condition or circumstance which would materially and adversely affect the Assets or InfoSpace's prospects for successfully operating the business, and there shall be no material adverse factors relating to the business which have not been disclosed in writing to InfoSpace.

SECTION 5.4  NO INJUNCTION

     As of the Effective Date,

          5.4.1 there shall be no injunction or restraining order of any nature issued by any court of competent jurisdiction or by any administrative body or agency which directs or which has the effect of directing that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided or which may materially affect the Assets or InfoSpace's ability to conduct business;

          5.4.2 there shall be no investigation, action or other proceeding pending before any court or governmental authority or threatened against OutPost, or any of the directors or officers of OutPost, or in connection with this Agreement, or the consummation of the transactions contemplated by this Agreement, which may in the opinion of InfoSpace (after consideration of any defense) materially and adversely affect the Assets or InfoSpace's ability to conduct the business; and

          5.4.3 none of the parties hereto shall have received from any governmental authority any notice (oral or written) of any potential litigation, civil, criminal or administrative, against any Shareholder or InfoSpace for a violation alleged to arise out of the consummation of the transactions contemplated hereby.

SECTION 5.5  CASUALTY

          5.5.1 The Assets shall not have been adversely affected in any material way by, or sustained any material loss, whether or not insured, as a result of any fire, flood, accident, explosion, strike, labor disturbance, riot, act of God or the public enemy or other calamity or casualty, unless all such loss or damage resulting therefrom shall have been fully cured, repaired or restored by Principal Shareholders prior to the Effective Date, as it may be postponed pursuant to Section 4.5 hereof.

          5.5.2 If any such casualty losses occur between the date hereof and the Effective Date which do not materially and adversely affect the Assets or InfoSpace's ability to conduct the business, OutPost shall repair the damage at its cost and expense and all insurance proceeds and claims in connection therewith shall belong to OutPost.

SECTION 5.6  SHAREHOLDER CONSENTS

     The Merger shall have been approved by the OutPost Shareholders in accordance with the Washington Business Corporation Act.

SECTION 5.7  CERTIFICATE OF FULFILLMENT OF CONDITIONS

     The Principal Shareholders shall have delivered to InfoSpace a certificate of the Principal Shareholders certifying in such detail as InfoSpace may reasonably specify their respective fulfillment of the conditions set forth in this Article 5.

SECTION 5.8  LIMITATION ON LIABILITIES

     The total Financial Liabilities of OutPost as of March 4, 1998, including those owed by OutPost to InfoSpace in connection with certain advertising agreements, shall not exceed the sum of (i) $35,000 plus (ii) any amounts owing to InfoSpace accrued as of February 1, 1998, and all subsequent months.

SECTION 5.9  EMPLOYMENT OF KEY INDIVIDUALS

     InfoSpace shall have concluded employment negotiations satisfactory to it in its sole discretion with John Arnold, Peter Claar, John Bennett, Gray McGuire, Philip Johansen, Charles Fontaine, Mary Swanson, and Kelli Bradley. With the exception of such persons, the employment by OutPost of all other persons shall be terminated as of the Effective Date.

SECTION 5.10  RESIGNATION OF OUTPOST OFFICERS AND DIRECTORS

     As of the Effective Date, all of the existing officers and directors of OutPost shall have tendered their written resignations from their positions with OutPost.

SECTION 5.11  APPRAISAL RIGHTS

     Following the completion of the OutPost shareholder meeting called to obtain approval of the Merger, no OutPost Shareholder shall have satisfied the requirements to qualify as a dissenting shareholder, as set forth in RCW 23B.13.210.

SECTION 5.12  INVESTMENT CERTIFICATE

     InfoSpace shall have received an executed Investment Certificate in the form of Exhibit 5.12 attached hereto from each OutPost Shareholder.

               ARTICLE 6 CONDITIONS TO OUTPOST'S AND PRINCIPAL
                      SHAREHOLDERS' OBLIGATIONS TO CLOSE

     The obligation of OutPost and the Principal Shareholders to consummate the transactions contemplated herein shall be subject to the fulfillment on or prior to the Effective Date of the following conditions, which conditions InfoSpace agrees to use its reasonable best efforts to fulfill (OutPost and the Principal Shareholders agree to use reasonable efforts to cooperate with InfoSpace as InfoSpace may reasonably request in order to facilitate InfoSpace's satisfying these conditions):

SECTION 6.1  REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING

     The representations and warranties made by InfoSpace herein shall be true, complete and correct in all material respects on and as of the Effective Date with the same effect as though such representations and warranties had been made or given on and as of the Effective Date. It is understood that in determining whether there has been any material misrepresentation or material adverse event, all occurrences and adverse events shall be aggregated to determine the applicability or breach of the provisions of this Agreement.

SECTION 6.2  COMPLIANCE WITH AGREEMENT

     InfoSpace shall have performed and complied with all of its material obligations under this Agreement which are to be performed or complied with by it prior to or at the Closing.

SECTION 6.3  NO INJUNCTION

     As of the Effective Date (unless otherwise specified),

          6.3.1 there shall be no injunction or restraining order of any nature issued by any court of competent jurisdiction or by any administrative body or agency which directs or which has the effect of directing that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided; and

          6.3.2 none of the parties hereto shall have received from any governmental authority any notice (oral or written) or any potential litigation, civil, criminal or administrative, against the Principal Shareholders or InfoSpace for a violation alleged to arise out of the consummation of the transactions contemplated hereby.

SECTION 6.4  CERTIFICATE OF FULFILLMENT OF CONDITIONS

     InfoSpace shall have delivered to the Principal Shareholders a certificate of InfoSpace certifying in such detail as the Principal Shareholders may reasonably specify the fulfillment of the conditions set forth in Sections 6.1,
6.2 and 6.3 of this Agreement.

SECTION 6.5  OFFERING MEMORANDUM

     In advance of the special meeting of the OutPost Shareholders held for the purpose of obtaining OutPost Shareholder approval of the Merger, InfoSpace shall have delivered the Offering Memorandum in a form approved by its board of directors to the OutPost Shareholders, and any information regarding OutPost shall be in a form approved by the OutPost Board of Directors, together with associated financial information about OutPost and InfoSpace that is consistent with the covenants made herein and any financial information that has previously been provided to the OutPost Shareholders.

SECTION 6.6  SHAREHOLDER CONSENTS

     The OutPost Shareholders shall have authorized and consented to the transactions contemplated herein.

SECTION 6.7  DUE DILIGENCE

     The Board of Directors of OutPost shall have conducted a satisfactory due diligence review of InfoSpace's books and records.

                             ARTICLE 7 THE CLOSING

SECTION 7.1  CLOSING

     Subject to the terms and conditions of this Agreement, the execution of any final documents, instruments, agreements or other items, or actions necessary to effect the Merger, shall take place on or before the Effective Date, as defined in Section 1.2, at the offices of Garvey, Schubert & Barer, 1191 Second Avenue, 18th Floor, Seattle, Washington.


SECTION 7.2  OUTPOST'S AND PRINCIPAL SHAREHOLDERS' PERFORMANCE

     On the Effective Date, OutPost and the Principal Shareholders, as the case may be, agree to deliver or cause to be delivered to InfoSpace the following:

          7.3.1 The minute books, stock record books, seals and certificates of OutPost;

          7.3.2 Copies of the Articles of Incorporation (and all amendments thereto) of OutPost certified, as of a recent date, by the Secretary of State of Washington, copies of the Bylaws (and all amendments thereto) of OutPost certified, as of the Effective Date, by a duly authorized officer of OutPost and copies of the resolutions of the Board of Directors and the OutPost Shareholders approving the Merger, certified, as of the Effective Date, by a duly authorized officer of OutPost;

          7.3.3 Certificates of good standing and tax status letter of recent date from appropriate officials in Washington showing OutPost to be a corporation validly existing, in good standing, with all taxes, including sales taxes, paid (to the extent the same are due and payable);

          7.3.4 Evidence of official searches by the secretary of state or other appropriate official of each state in which OutPost or any subsidiary of OutPost is qualified to do business, dated not earlier than ten (10) business days before Closing, showing no effective financing statements filed under the Uniform Commercial Code against the assets of OutPost, and evidence of judgment and federal tax lien searches with respect to OutPost and each of its subsidiaries showing no such lien or judgment and dated not earlier than ten business days before the Closing;

          7.3.5 A certificate of Principal Shareholders in accordance with and to the effect set forth in Section 5.7 hereof.

SECTION 7.4  INFOSPACE'S PERFORMANCE

     On the Effective Date, InfoSpace agrees to deliver or cause to be delivered to Principal Shareholders the following:

          7.4.1 A copy of the resolutions adopted by the Board of Directors of InfoSpace authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, certified by the Secretary of InfoSpace.

          7.4.3 A certificate of good standing from appropriate officials in Delaware, and of qualification to conduct business as a foreign corporation from appropriate officials in Washington, both of recent date, and showing InfoSpace to be a corporation validly existing, in good standing, and in the State of Washington qualified as a foreign corporation. On the Effective Date, InfoSpace further agrees to reimburse John W. Stanton for all unreimbursed amounts paid by John W. Stanton to or on behalf of OutPost in order to cover OutPost's costs of operation for the period from March 4, 1998, until the Effective Date.

SECTION 7.5  FAILURE TO CLOSE

     If for any reason the transactions contemplated by this Agreement are not consummated on the Effective Date or any mutually agreed extension thereof, both parties agree that any and all documents, instruments or other information pertaining to the business and/or operations of either party, which was exchanged in anticipation of consummation of the transactions contemplated by this Agreement, shall be returned to the supplying party, without retaining copies thereof.

                            ARTICLE 8 ANNOUNCEMENTS

     InfoSpace, OutPost and Principal Shareholders agree that between the date of this Agreement and the Effective Date, any communications, press releases, public announcements or other publicity proposed to be released or permitted by either party concerning this Agreement or the transactions hereby contemplated shall be subject to prior review by and written approval of the other party.

                     ARTICLE 9 TERMINATION AND ABANDONMENT

SECTION 9.1  REASONS FOR TERMINATION

     This Agreement and the transactions contemplated herein may be terminated and abandoned prior to or at the Closing for the following reasons:

          9.1.1  By the mutual written consent of InfoSpace and OutPost.

          9.1.2 By InfoSpace, if (i) by the Effective Date, the conditions set forth in Article 5 hereof have not been met, and have not been waived by InfoSpace, or (ii) due to any material cause beyond the control of InfoSpace, the parties are unable to consummate the transactions contemplated herein.

          9.1.3 By the Principal Shareholders, if (i) by the Effective Date, the conditions set forth in Article 6 hereof have not been met, and have not been waived by the Principal Shareholders, or (ii) due to any material cause beyond the control of OutPost, InfoSpace or the Principal Shareholders are unable to consummate the transactions contemplated herein.

          9.1.4 By either OutPost or InfoSpace, if the Effective Date is not by or before June 30, 1998.

SECTION 9.2  EFFECT OF TERMINATION

     A termination pursuant to Section 9.1.2 or Section 9.1.3 above shall be without prejudice to any other remedy the terminating party may have as a result of the failure of the other party to perform.

                      ARTICLE 10 RESTRICTIONS ON TRANSFER

     Each certificate evidencing shares of InfoSpace Common issued to any OutPost Shareholder in connection with the Share Exchange shall bear a legend in substantially the following form:

          "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES ACTS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND ANY SUCH APPLICABLE STATE SECURITIES ACTS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

                             ARTICLE 11 INDEMNITIES

SECTION 11.1  PRINCIPAL SHAREHOLDER AND RECENT INVESTOR INDEMNITIES

          11.1.1 PRINCIPAL SHAREHOLDERS' INDEMNITY. To the extent provided below in this Article 11, the Principal Shareholders (but not the Recent Investors, except as expressly stated herein) jointly and severally agree to indemnify and save InfoSpace, OutPost and their respective officers, directors, employees and agents (the "InfoSpace Indemnified Parties") harmless from and against all expenses, claims, charges, losses, damages, fines or penalties, including without limitation reasonable attorneys' fees, incurred by any of the InfoSpace Indemnified Parties in defending or resisting any claims, actions or proceedings or in enforcing this indemnity (hereinafter "Damages"), arising out of, based upon, resulting from or in connection with any breach, inaccuracy, failure to perform or satisfy, or violation of any representations, warranties, obligations or covenants of OutPost or the Principal Shareholders contained, disclosed or set forth in this Agreement or in any document (including any Schedule or Exhibit) furnished by OutPost or the Principal Shareholders to InfoSpace pursuant to or in connection with this Agreement.

          11.1.1(a) FINANCIAL LIABILITIES. In the event a party makes a claim against an InfoSpace Indemnified Party for a Financial Liability that was not satisfied as of the Effective Date, the Principal Shareholders (but not the Recent Investors) agree to provide for the payment of the same up to a total of $250,000. It is understood that in order to generate the cash necessary to pay any such amounts the Recent Investors or any one or more of them will agree to purchase from the Principal Shareholders, and the Principal Shareholders will agree to sell, shares of InfoSpace Stock held by the Principal Shareholders at the equivalent price of five cents per share of OutPost common stock determined immediately before the closing. If the amount received by the Principal Shareholders on the sale of all of their shares of such InfoSpace Stock to the Recent

Investors is less than the amount needed to reimburse InfoSpace for Financial Liabilities it has paid (not to exceed $250,000), then the Recent Investors agree to reimburse InfoSpace for any such deficiency. Such reimbursement may be made by any or all the Recent Investors.

          11.1.1(b) SETTLEMENT BY STOCK ISSUANCE. To address any possible liability that may be settled by issuance of shares of InfoSpace Stock, at the closing a portion of the shares of InfoSpace stock otherwise distributable to the OutPost shareholders that is equal to 100,000 shares of OutPost stock on a converted basis will be set aside and remain undistributed (the "escrowed shares"). If any stock is to be issued in settlement of claims against OutPost arising out of or relating to the conduct of its business prior to or as of the Effective Date, the escrowed shares shall be used to satisfy that obligation.
If a Claim is to be resolved by the payment of cash or cash equivalents, such payment obligation shall be deemed a Financial Liability subject to the provisions of subparagraph 11.1.1(a) above. Upon expiration of the indemnity period provided in Section 11.4, any remaining unissued escrowed shares shall be issued to the former OutPost shareholders on a prorata basis, determined as of the time immediately after the closing.

          11.1.1(c) OTHER DAMAGES. In the event an InfoSpace Indemnified Party incurs other Damages, the Principal Shareholders agree to indemnify such InfoSpace Indemnified Party for such Damages in the manner provided in this subparagraph. Payment of the indemnification responsibility shall be made solely by the return to InfoSpace of shares of stock in InfoSpace held by such Principal Shareholders that were acquired in the Merger. If the value of all such stock held by those Principal Shareholders is not adequate to compensate for such other Damages, then the Recent Investors agree to return to InfoSpace up to 25% of the InfoSpace stock that was acquired by all Recent Investors in the Merger (the "Reimbursement Stock Pool"). If any of the Recent Investors acquired stock from the Principal Shareholders so that the Principal Shareholders could satisfy any Financial Liabilities as provided in subparagraph 11.1.1(a) above, then the Recent Investors will also agree to include such shares in calculating the number of shares in the Reimbursement Stock Pool. The return of shares by the Recent Investors shall be made by such of the Recent Investors as the Recent Investors shall agree. For purposes of satisfying this obligation, the InfoSpace stock held by the Principal Shareholders and the Recent Investors will be valued based on the last "valuing transaction" or, if none, at $2.00 per share. A "valuing transaction" is one involving a sale or transfer of InfoSpace stock as the result of a good faith arm's length negotiation.

          11.1.1(d) AGREEMENT NOT TO TRANSFER SHARES. The Principal Shareholders and the Recent Investors agree that during the indemnification period set forth in Section 11.4 below, they shall retain the shares of stock in InfoSpace received by them in exchange for their shares of OutPost on the Effective Date; provided, however, that during such period such shares may be sold or transferred to any other Principal Shareholder or Recent Investor in which case such shares shall remain subject to the indemnification responsibilities of the party transferring the same, (i.e., if the shares are transferred by a Principal Shareholder to a Recent Investor, the shares shall remain liable to satisfy the obligations of the Principal Shareholder, without regard to the 25% limitation for shares held by Recent Investors set forth in subparagraph 11.1.1(c)), and the party making such transfer shall be released from any indemnification responsibility that is subject to satisfaction solely by the transfer of such shares.

          11.1.2 RECENT INVESTORS. Each Recent Investor, severally and not jointly, agrees to indemnify and save the InfoSpace Indemnified Parties harmless from and against all Damages arising out of, based upon, resulting from, or in connection with any breach, inaccuracy, failure to perform or satisfy, or violation of any representation, warranty, obligation or covenant expressly made by him, her or it herein.

SECTION 11.2  INFOSPACE'S INDEMNITY

     InfoSpace agrees to indemnify and save the Principal Shareholders and the Recent Investors harmless from and against all Damages that the Principal Shareholders or the Recent Investors may suffer, sustain, incur or become subject to whether directly or indirectly, arising out of, based upon, resulting from or in connection with (a) any breach, inaccuracy, failure to perform or satisfy, or violation of any representations, warranties, obligations or covenants of InfoSpace contained, disclosed or set forth in this Agreement or in any document (including any Schedule or Exhibit) furnished by InfoSpace pursuant to or in connection with this Agreement, or (b) the operation of the business or ownership of the Assets after the Effective Date.

SECTION 11.3  PROCEDURE AND PARTICIPATION

          11.3.1 If any matter shall arise which a party seeking indemnification believes to be covered by the indemnification provisions hereunder, the party seeking indemnification shall give written notice thereof to the other party promptly (in no event more than forty-five (45) days) after it learns of the existence of such matter (the "Indemnification Claim"). The party from whom indemnification is sought shall have the following options (i) deny liability for the Indemnification Claim, or (ii) if the Indemnification Claim does not involve a third party, to acknowledge liability for such claim, or (iii) if the Indemnification Claim does involve a third party, to undertake at its cost and expense (including legal fees, court costs and interest charges but excluding legal fees which indemnities may incur in monitoring the proceedings after the assumption of the indemnification obligation by indemnitor) action appropriate to the matter, including, but not limited to, the right to assume the defense of any claims, demands, or actions or protest of any tax. The parties shall cooperate fully in any such action, making available to each books or records necessary thereto.

          11.3.2 If the party from whom indemnification is sought does not exercise either option (ii) or option (iii) above within twenty (20) days of such notice (or such shorter time specified in such notice as the circumstances of the matter may dictate) the party seeking indemnification shall be free to dispose of the matter in such manner as it may determine in good faith to be in its best interest. If the party from whom indemnification is sought exercises option (i) above, and if the parties do not amicably dispose of the claim for indemnification within thirty (30) days, the party seeking indemnification may bring action on the claim. If the party from whom indemnification is sought does not exercise any of the options outlined above within twenty (20) days after the date of the original notice seeking indemnification, the party from whom indemnification is sought shall be conclusively presumed to have agreed to the claim for indemnification. Either party may offset any amounts owed by such party to the other party hereto against amounts claimed as Damages pursuant to this Article 11.

SECTION 11.4  SURVIVAL OF INDEMNIFICATION; EXCLUSIVE REMEDY

     After the Effective Date the indemnification provided for in this Article 11 shall be the exclusive remedy provided to the parties for any breach of this Agreement or any of its terms. Such indemnification obligations shall survive the Effective Date for a period of twelve months; provided, however, that any claim for indemnification for any Damages arising from a failure to withhold or pay taxes (including without limitation, employee payroll taxes) to any federal, state or local governmental authority shall survive for a period of twenty-four months after the Effective Date. Notwithstanding the foregoing, any indemnification obligation created herein shall terminate and be of no further force or effect on the closing of any initial public offering of stock in InfoSpace pursuant to an effective registration statement filed under the U.S. Securities Act of 1933, as amended.

     Any claim for indemnification that is not made within the time periods set forth in this subparagraph shall be forever barred as against all potential indemnifying parties.

                            ARTICLE 12 MISCELLANEOUS

SECTION 12.1  NOTICES

     Any notices or communications required or permitted hereunder shall be sufficiently given if sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     To InfoSpace:                      8424 - 154th Avenue N.E.
                                        Redmond, Washington 98052
                                        Attn:  Naveen Jain

     With a copy to:                    Bruce A. Robertson
                                        Garvey Schubert & Barer
                                        Second & Seneca Bldg.
                                        1191 Second Avenue, 18th Floor
                                        Seattle, Washington  98101

     To Principal Shareholders:         John Arnold

                                        ____________________________
                                        ____________________________

                                        Kurt Dahl

                                        ____________________________
                                        ____________________________

                                        David Wagner

                                        ____________________________
                                        ____________________________

     With a copy to:                    Philip M. Roberts
                                        Ryan Swanson & Cleveland
                                        1201 Third Avenue, Suite 3400
                                        Seattle, WA  98101-3034

     To Recent Investors:               John W. Stanton
                                        Western Wireless Corporation
                                        2001 NW Sammamish Road, Suite 100
                                        Issaquah, WA  98027

     With a copy to:                    Douglas C. Lawrence
                                        Stokes Lawrence, P.S.
                                        800 Fifth Avenue, Suite 4000
                                        Seattle, WA  98104

or such other address as shall be furnished by like notice by such party. Notices shall be deemed to have been duly given at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, first class postage prepaid, return receipt requested, if mailed; when receipt confirmed, if sent by an overnight air courier service guaranteeing next day delivery.

     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors. Nothing herein expressed or implied is intended to confer upon any person, other than the parties executing this Agreement and their permitted assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 12.2  ENTIRE AGREEMENT; AMENDMENT

     This Agreement and the Schedules, Exhibits and appendices attached hereto and to be attached hereto, and the documents delivered pursuant hereto, constitute the entire Agreement and understanding between the parties hereto and supersede and revoke any prior agreement or understanding relating to the subject matter of this Agreement. No change, amendment, termination or attempted waiver of any of the provisions hereof shall be binding upon any party, unless said act is in writing and signed by the President or other senior officer of the party to be bound.

SECTION 12.3  COUNTERPARTS

     This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

SECTION 12.4  EXPENSES

     Whether or not the transactions herein contemplated shall be consummated, the parties hereto will each pay their own fees, expenses and disbursements and those of their professional advisors in connection with the subject matter of this Agreement and all other costs and expenses incurred in performing and complying with all conditions to be performed under this Agreement. Any such fees, expenses or disbursements incurred by OutPost shall be subject to the covenant of OutPost and the Principal Shareholders set forth in Section 4.2.6.

SECTION 12.5  FURTHER ASSURANCES

     Upon reasonable request from time to time, the parties hereto will deliver and/or execute such further instruments which are necessary to or appropriate with respect to the consummation of the transactions contemplated by this Agreement. None of the documents or instruments requested hereunder shall contain an undertaking or representation not contained in this Agreement or inconsistent with the understanding and representations contained in this Agreement.

SECTION 12.6  CONSTRUCTION

     Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require.

SECTION 12.7  JOINT AND SEVERAL OBLIGATIONS

     All obligations of the Principal Shareholders hereunder shall be the joint and several obligations of all Principal Shareholders.

SECTION 12.8  GOVERNING LAW

     This Agreement shall be governed and enforced and the rights and liabilities of all parties hereto shall be construed in accordance with the internal laws of the State of Washington, without giving effect to any conflict of laws provisions.

SECTION 12.9  COOPERATION

     The parties hereto will cooperate fully with each other and their respective counsel and accountants in connection with all steps to be taken as part of their obligations under this Agreement.

SECTION 12.10  SEVERABILITY

     The unenforceability or invalidity of any part or parts of this Agreement shall not affect the enforceability or validity of the balance of the Agreement, which shall remain in full force and effect.

SECTION 12.11  SURVIVAL

     The covenants, agreements, representations and warranties of the parties contained herein or in any certificate or other writing or Exhibits delivered pursuant hereto or in connection herewith shall survive the Closing of the transactions contemplated herein.

SECTION 12.12  HEADINGS

     The headings of the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

             [The remainder of this pageintentionally left blank.]

     IN WITNESS WHEREOF, the undersigned parties, acting through their duly authorized agents, have caused this Agreement to be duly executed as of the day and year first written above.

     Principal Shareholders:

                            PRINCIPAL SHAREHOLDERS:

 /s/ John Arnold               /s/ Kurt Dahl             /s/ David Wagner
----------------------      ----------------------    --------------------------
     John Arnold                   Kurt Dahl                 David Wagner

                               RECENT INVESTORS:

/s/ John W. Stanton       /s/ Theresa E. Gillespie      /s/ Donald Guthrie
----------------------    ------------------------    --------------------------
    John W. Stanton           Theresa E. Gillespie       Stanton Family Trust,
                                                      by Donald Guthrie, Trustee

/s/ Douglas C. Lawrence      /s/ Donald Guthrie         /s/ Mikal J. Thomsen
----------------------      ----------------------    --------------------------
    Douglas C. Lawrence          Donald Guthrie             Mikal J. Thomsen


The Walter Group, Inc.:             Kirlin Partners LLC:



By  [illegible]                      By  [illegible]
   ---------------------------          ----------------------------
  Its: Chairman                        Its: Manager
      ------------------------             -------------------------

InfoSpace, Inc.:                     OutPost Acquisition, Inc.:



By  Naveen Jain                      By  Naveen Jain
   ---------------------------          ----------------------------
  Its:                                 Its:
       -----------------------            --------------------------

OutPost Network, Inc.:



By  [illegible]
  ---------------------------
 Its:  President/CEO
     ------------------------

                                   EXHIBIT 1A

                      TO THE AGREEMENT AND PLAN OF MERGER

                             ARTICLES OF MERGER OF

                             OUTPOST NETWORK, INC.

                                      AND

                           OUTPOST ACQUISITION, INC.


     Pursuant to the provisions of RCW 23B.11.050, the following Articles of Merger are executed for the purpose of merging OUTPOST ACQUISITION, INC., a Washington corporation (the "Merging Corporation") into OUTPOST NETWORK, INC., a Washington corporation (the "Surviving Corporation").

     1.  The Plan of Merger is attached hereto as Exhibit A.
                                                  ---------

     2. The merger was duly approved by the shareholders of the Merging Corporation and the Surviving Corporation pursuant to the provisions of RCW 23B.11.030.

     DATED this ___ day of ______________, 1998.


                              OUTPOST NETWORK, INC.


                              By:
                                  ----------------------------------------------
                                                    Signature

                                  ----------------------------------------------
                                                 Print/Type Name

                                  ----------------------------------------------
                                                      Title

                              OUTPOST ACQUISITION, INC.


                              By:
                                  ----------------------------------------------
                                                    Signature

                                  ----------------------------------------------
                                                 Print/Type Name

                                  ----------------------------------------------
                                                      Title

                                   EXHIBIT 1A

                      TO THE AGREEMENT AND PLAN OF MERGER

                                 PLAN OF MERGER

                                       OF

                             OUTPOST NETWORK, INC.

                                      AND

                           OUTPOST ACQUISITION, INC.



     WHEREAS, this is a Plan of Merger dated May ____ 1998, between OutPost Network, Inc., a Washington corporation (hereinafter referred to as the "Surviving Corporation" or sometimes as "OutPost"), and OutPost Acquisition, Inc., a Washington corporation (hereinafter referred to as the "Merging Corporation" or sometimes as "Acquisition") (the Surviving Corporation and Merging Corporation are sometimes collectively referred to as the "Constituent Corporations"); and

     WHEREAS, the Board of Directors of both corporations hereto deem it desirable and in the best interests of the corporations and their shareholders that Acquisition be merged into OutPost;

     NOW, THEREFORE, in consideration of the mutual promises and covenants, and subject to the conditions herein set forth, the merging corporations agree as follows:

     1. THE MERGER. The corporations shall be merged into a single corporation by Acquisition merging into and with OutPost, the Surviving Corporation, which corporation shall survive the merger pursuant to the provisions of RCW 23B.11.010, et. seq. Upon such merger, the separate corporate existence of
            -------
Acquisition shall cease and the Surviving Corporation shall become the owner, without other transfer, of all of the rights, obligations and property of the Merging Corporation.

     2. Effective Date of Merger. The merger shall become effective on the date the Articles of Merger and any other documents required by the Business Corporation Act of the State of Washington (the "Corporation Law") shall be duly executed, acknowledged or verified and filed with the Washington Secretary of State in accordance with the Corporation Law (the "Effective Date"). If the Washington Secretary of State requires any changes in the Articles of Merger as a condition to filing the Articles of Merger, both the Surviving Corporation and the Merging Corporation will execute necessary revisions incorporating such changes, provided such changes are not materially inconsistent with or result in any material changes in the terms of the Agreement and Plan of Merger dated as of May __, 1998, by and among InfoSpace, Inc., OutPost Network, Inc., Certain Principal Shareholders of OutPost Network, Inc. and OutPost Acquisition, Inc. (hereinafter referred to as the "Agreement and Plan").

     3. ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION. At the Effective Date and without any further action on the part of the Constituent Corporations, the restated Articles of Incorporation of OutPost, as amended, a copy of which is attached hereto as Exhibit 1, shall be and remain the Articles
                                    ---------
of Incorporation of the Surviving Corporation. Such Articles of Incorporation may thereafter be altered, amended or repealed in accordance with the provisions thereof or applicable law.

     4. BYLAWS OF THE SURVIVING CORPORATION. At the Effective Date and without any further action on the part of the Constituent Corporations, the Bylaws of the OutPost, a copy of which is attached hereto as Exhibit 2, shall be and
                                                   ---------
remain the Bylaws of the Surviving Corporation, until altered, repealed or amended in accordance with the provisions thereof and applicable law.

     5. CORPORATE GOVERNANCE. As of the Effective Date, the directors and officers of OutPost shall have resigned and at the Effective Date, the shareholder of the Surviving Corporation shall elect replacement directors, and the new directors shall elect replacement officers of the Surviving Corporation, each of such persons to hold office, subject to the applicable provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation, and applicable law.

     6. CONVERSION OF SHARES. Upon the effectiveness of the merger, the manner of converting and exchanging the shares of the Constituent Corporations shall be as follows: InfoSpace, Inc., a Delaware corporation (hereinafter referred to as "InfoSpace"), shall issue a total of not more than 3,000,000 shares of its common stock, par value $.0001/share. Each issued and outstanding share of the common stock of OutPost (collectively "OutPost Stock") shall, by virtue of the merger and without any action on the part of the holder thereof, automatically be converted into a fraction (the "Conversion Ratio") of one fully paid and nonassessable share of common stock of InfoSpace ("InfoSpace Common"). The Conversion Ratio shall be a fraction with a numerator equal to 3,000,000, and a denominator equal to the total number of shares of OutPost Stock issued and outstanding immediately prior to the Effective Date. On or after the Effective Date, all certificates representing shares of OutPost Stock shall be surrendered to the Secretary of the Surviving Corporation, whereupon there shall be issued to the respective holder of each such certificate a certificate representing the number of shares of InfoSpace Common into which such shares have been converted as provided herein.

     7. ACQUISITION COMMON STOCK. Each share of common stock, no par value, of Acquisition ("Acquisition Common Stock") issued and outstanding immediately prior to the merger shall, by virtue of the merger and without any action on the part of the holder thereof, be automatically converted into and exchangeable for one share of the common stock, no par value, of the Surviving Corporation.

     8. NO FRACTIONAL SHARES. No fractional share of InfoSpace Common will be issued in the merger, but, in lieu thereof, each holder of OutPost Stock who would otherwise be entitled to a fraction of a share of InfoSpace Common (after aggregating all fractional shares of InfoSpace Common to be received by such holder) will be entitled to receive an amount of cash (rounded to the nearest whole cent) equal to the product of (a) the fraction multiplied by (b) $2.00.

     9. EXCHANGE OF SHARES; STOCK TRANSFER BOOKS. On the Effective Date of the merger, each holder of an outstanding certificate or certificates theretofore representing shares of OutPost Stock shall be entitled, upon surrender of such certificate or certificates to the Surviving Corporation, to receive in respect of each share represented by such certificate or certificates, InfoSpace Common in accordance with Section 1.6 of the Agreement and Plan, and if applicable, cash in accordance with Section 1.8 of the Agreement and Plan. The cash payment, if any, shall be made by corporate check of InfoSpace made payable to the holder of record of OutPost Stock as shown on Schedule 2.3 of the Agreement and Plan in respect of which payment is being made. At the Effective Date of the merger there shall be no further registry of transfers on the records in respect of OutPost Stock outstanding immediately prior to the Effective Date of the merger. If any payment is to be made in the form of a check payable to a name other than that in which the certificate for OutPost Stock surrendered is registered, or if InfoSpace Common is to be issued in a name other than that in which the certificate for OutPost Stock surrendered is registered, it shall be a condition of such distribution that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment or InfoSpace Common shall pay to the Surviving Corporation any transfer or other taxes required, or shall establish to the satisfaction of the Surviving Corporation that such taxes have been paid or are not applicable. If, after the Effective Date of the merger, certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for such cash payment and InfoSpace Common as provided herein.

     10. TREASURY AND OTHER STOCK. All shares of OutPost Stock which are held by OutPost as treasury shares (if any) shall cease to exist as of the Effective Date, without any conversion thereof or exchange with respect thereto.

     11. EXERCISE OF STOCK RIGHTS. On the Effective Date, any option, warrant or other right to purchase shares of OutPost Stock ("OutPost Options"), which is outstanding on the Effective Date, shall be cancelled unless exercised prior to the Effective Date.

     12. SHAREHOLDER APPROVAL. This Plan of Merger shall be submitted to the shareholders of each corporation for their approval in the manner provided by applicable laws of the State of Washington at meetings to be held on or before May 20, 1998, or at such other time as the Board of Directors of each corporation shall agree. After approval by a vote of the holders of not less than two-thirds (2/3rds) of the issued and outstanding shares of each corporation entitled to vote thereon, the Articles of Merger shall be filed as required by the laws of the State of Washington.

     13. ABANDONMENT OF MERGER. In accordance with the terms of the Agreement and Plan, the Board of Directors of either corporation may, in its discretion, abandon this merger, subject to the rights of third parties under any contracts relating thereto, without further action or approval by the shareholders of the corporation, at any time prior to the filing date of the Articles of Merger with the Secretary of State.

     14. EXECUTION IN COUNTERPARTS. This Plan of Merger may be executed in any number of counterparts and all such counterparts and copies shall be and constitute an original instrument.

     I CERTIFY, under penalty of perjury under the laws of the State of Washington, that the foregoing is true and correct to the best of my knowledge.

     DATED May ___, 1998.

                              SURVIVING CORPORATION:


                              OUTPOST NETWORK, INC., a Washington corporation


                              By
                                 -----------------------------------------------
                                 Its
                                     -------------------------------------------

     I CERTIFY, under penalty of perjury under the laws of the State of Washington, that the foregoing is true and correct to the best of my knowledge.

     DATED May ___, 1998.

                              MERGING CORPORATION:



                              OUTPOST ACQUISITION, INC., a Washington
                              corporation


                              By
                                 -----------------------------------------------
                                 Its
                                     -------------------------------------------

                                 EXHIBIT 1.5.2

                                VOTING AGREEMENT
                                ----------------

     THIS VOTING AGREEMENT (the "Agreement") is made as of this _____ day of May, 1998 among Naveen Jain, John W. Stanton, Theresa E. Gillespie, the Stanton Family Trust, John Arnold, Kurt Dahl, Douglas C. Lawrence, Donald Guthrie, Mikal
J. Thomsen, Kirlin Partners LLC, The Walter Group, Inc. and David Wagner (collectively, the "Shareholders"), and shall be effective as of the Effective Date as defined in the Agreement and Plan of Merger by and among InfoSpace, Inc., OutPost Network, Inc., certain shareholders of OutPost Network, Inc. and OutPost Acquisition, Inc. dated as of May ___, 1998. From time to time, John
W. Stanton, Theresa E. Gillespie, the Stanton Family Trust, John Arnold, Kurt Dahl, Douglas C. Lawrence, Donald Guthrie, Mikal J. Thomsen, Kirlin Partners LLC, The Walter Group, Inc., and David Wagner shall be collectively referred to herein as the "Former OutPost Shareholders."

                                   RECITALS:

     The Shareholders desire to provide for the election of nominees of particular persons as directors of InfoSpace, Inc., a Delaware corporation (the "Company") during the term of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

          1.  Term.  This Agreement shall terminate on the earlier to occur of
              ----
(i) 6:00 P.M. Pacific Time on the second anniversary of this Agreement; or (ii) the closing of an underwritten registered public offering of the Company's common stock at a public offering price per share equal to or greater than $5.00 per share and from which the gross proceeds of sale exceed $10,000,000.

          2.  Election of Directors.
              ---------------------

          (a) At any meeting of the shareholders of the Company (or in connection with any action taken by written consent of the shareholders of the Company) for the purpose of electing directors, Mr. Naveen Jain shall vote the shares of InfoSpace common and/or preferred stock entitled to vote and held by him so as to elect the following nominees as directors of the Company: first, for four persons who are nominated by Mr. Jain; and second, for Mr. John Arnold, or another nominee of the Former OutPost Shareholders who then hold stock in the Company.

          (b) At any meeting of the shareholders of the Company (or in connection with any action taken by written consent of the shareholders of the Company) for the purpose of electing directors, the Former OutPost Shareholders who then held stock in the Company shall each vote the shares of InfoSpace common and/or preferred stock entitled to vote and held by such Former OutPost Shareholders so as to elect the following nominees as directors of the Company: first, for four persons who are nominated by Mr. Jain; and second, for Mr. John Arnold, or another nominee of the Former OutPost Shareholders.

          3.  Resignation or Termination of John Arnold.  During the term
              -----------------------------------------
hereof, in the event Mr. Arnold resigns from employment by OutPost Network, Inc. ("OutPost"), a wholly-owned subsidiary of the Company, he shall concurrently resign from his positions as a director of the Company and of OutPost, and the Former OutPost Shareholders who then hold shares in the Company shall nominate a replacement director to serve until the next annual meeting of shareholders for the Company. In the event Mr. Arnold's employment is terminated by OutPost, and Mr. Arnold does not immediately resign from his positions as a director of the Company and of OutPost, then the Shareholders (with the exception of Mr. Arnold) shall call a special meeting of the shareholders of the Company for the purpose of voting whether to remove Mr. Arnold as a director for the Company. The Shareholders (with the exception of Mr. Arnold) agree to vote their shares in favor of removal, and upon such event, the Former OutPost Shareholders (except Mr. Arnold) who then hold stock in the Company shall nominate a replacement director to serve until the next annual meeting of shareholders for the Company.

          4.  Modification.  This Agreement may only be amended by a written
              ------------
instrument signed by each of the Shareholders.

          5.  Binding Effect.  This Agreement may not be assigned by any
              --------------
Shareholder without the consent of the other Shareholders, which may be withheld in each such Shareholder's sole discretion. Except as expressly provided to the contrary herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and each such successor shall be expressly obligated to be bound by all of the terms and conditions of this Agreement. Shares sold by the Shareholders shall not be bound by the terms of this Agreement and the legend set forth in Section 8 shall not remain on such shares. This Agreement runs personally to the signatories hereof (and permitted successors) and is not an incident of ownership of the Company's stock.

          6.  Governing Law.  This Agreement shall be governed by, and construed
              -------------
in accordance with, the laws of the State of Washington as applied to contracts entered into by Washington residents and wholly to be performed within Washington.

          7.  Counterparts.  This Agreement may be executed in two or more
              ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          8.  Notices.  Communications to the parties hereunder shall be given
              -------
in writing and shall be deemed effectively given upon personal delivery or upon dispatch via registered or certified mail to a party at its address hereinafter shown below its signature or at such other address as such party may designate by 10 days advance written notice to the other party.

          9.  Legend.  Each certificate for the InfoSpace Shares owned by the
              ------
Shareholders shall bear the following legend:

     The securities represented hereby are subject to restrictions upon voting which are set forth in that certain "Voting Agreement" dated May ___, 1998. A copy of such Voting Agreement may be obtained from the Company or its legal counsel.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                              --------------------------------------------------
                              Naveen Jain
                              8424 - 154th Avenue N. E.
                              Redmond, Washington  98052


                              --------------------------------------------------
                              John W. Stanton
                              2001 N.W. Sammamish Road, Suite 100
                              Issaquah, Washington  98027


                              --------------------------------------------------
                              Theresa E. Gillespie
                              2001 N.W. Sammamish Road, Suite 100
                              Issaquah, Washington  98027


                              THE STANTON FAMILY TRUST

                              By:
                                  ----------------------------------------------
                                 Donald Guthrie, Trustee


                              2001 N.W. Sammamish Road, Suite 100
                              Issaquah, Washington  98027



                              -------------------------------------------------
                              John Arnold
                              (Street Address)
                              (City/State)  (Zip)



                              --------------------------------------------------
                              Kurt Dahl
                              (Street Address)
                              (City/State)  (Zip)



                              --------------------------------------------------
                              David Wagner
                              (Street Address)
                              (City/State)  (Zip)



                              --------------------------------------------------
                              Douglas C. Lawrence
                              (Street Address)
                              (City/State)  (Zip)



                              --------------------------------------------------
                              Donald Guthrie
                              (Street Address)
                              (City/State)  (Zip)

                              --------------------------------------------------
                              Mikal J. Thomsen
                              (Street Address)
                              (City/State)  (Zip)


                              KIRLIN PARTNERS LLC


                              By:
                                  ----------------------------------------------
                                  Its:
                                       -----------------------------------------

                              (Street Address)
                              (City/State)  (Zip)


                              THE WALTER GROUP, INC.



                              By:
                                  ----------------------------------------------
                                  Its:
                                       -----------------------------------------

                              (Street Address)
                              (City/State)  (Zip)

                                  SCHEDULE 2.3

     On April 8, 1998, the Board of Directors for OutPost unanimously adopted the proposed Plan of Merger of OutPost with Acquisition and recommended its approval to the OutPost shareholders. On April 9, 1998 (the "Record Date"), notice of a special shareholders' meeting to be held April 30, 1998 for consideration of the proposed merger was given to shareholders of record holding the three million five hundred eighty two thousand seven hundred fifty (3,582,750) outstanding common shares of OutPost Stock. The shareholders of record on the Record Date are set forth on Schedule 2.3A.

     On the Record Date, OutPost was in default with respect to convertible debentures held by various individuals ("Convertible Debenture Holders") totaling approximately Five Hundred Forty Thousand Dollars ($540,000). OutPost and the Convertible Debenture Holders have agreed in principle, subject to execution of definitive agreements, that the debentures will be surrendered in exchange for the issuance of ten million eight hundred thousand (10,800,000) shares of OutPost common stock. Thereafter, the Convertible Debenture Holders shall have right as shareholders in OutPost, and shall have waived any and all other rights previously existing under the convertible debentures.

     OutPost's Board of Directors has previously authorized the issuance of warrants permitting the holders thereof to purchase up to Eight Million Nine Hundred Thirty Six Thousand (8,936,000) shares of OutPost Stock upon providing OutPost with notice of exercise and the tender of the exercise price of one cent ($0.01) per share of OutPost Stock. These rights are held by the individuals and entities identified on Schedule 2.3B.

     OutPost's Board of Directors will recommend to its shareholders that OutPost's Articles of Incorporation be amended prior to the Effective Date to eliminate the Series B preferred shares and increase authorized common stock to Thirty Five Million (35,000,000) shares.

     OutPost and a former employee have settled, subject to execution of definitive documents, the former employee's claim that he was entitled to an equity interest in OutPost. Prior to Effective Date, Fifty Thousand (50,000) shares of OutPost Common Stock will be issued to Patrick Adkisson for no additional consideration.

     OutPost has agreed to issue two million (2,000,000) shares of its common stock to Daniel Kranzler and one million (1,000,000) shares of its common stock to The Walter Group in connection with financial consulting services rendered by each of them to OutPost during 1997 and continuing to the Effective Date. These additional three million (3,000,000) shares shall be issued prior to the Effective Date.

     Prior to the Effective Date, OutPost may issue up to five million six hundred thirty one thousand two hundred fifty (5,631,250) shares for payment of Five Cents ($0.05) per share to creditors and/or existing shareholders. Such consideration will be paid in cash or as a reduction of amounts payable by OutPost to such prospective shareholders. The names of all shareholders or creditors who may acquire shares as described in this paragraph are set forth on
Schedule 2.3C. As of the Effective Date no more than thirty two million (32,000,000) shares of OutPost Stock shall be outstanding.

                                  SCHEDULE 3.6

     InfoSpace is currently negotiating a financing transaction that would involve the issuance of shares of InfoSpace Common. Definitive agreements have not yet been finalized. As of the date of this Agreement, the parties to that negotiation contemplate an investment of $3,000,000 to acquire 1,500,000 shares of InfoSpace Common at a price of $2/share. The contemplated investment also includes the issuance of warrants to acquire up to 3,750,000 shares of InfoSpace Common, which warrants would have a term of ten years and staggered exercise prices. The warrants are subject to a right of repurchase by InfoSpace, which right is reduced based on the investor's performance in assisting InfoSpace obtain additional financing over the course of approximately the next four years.

     InfoSpace is also considering entering into a significant distribution agreement with a third party. Such a distribution agreement would be in furtherance of InfoSpace's overall aim of increasing its viewership over the Internet. Concluding such a distribution agreement would involve a substantial financial commitment by InfoSpace, and InfoSpace may make another offering of shares of InfoSpace Common and warrants to acquire InfoSpace Common in order to raise additional capital so as to meet this financial commitment. OutPost and its shareholders should be aware that in pursuing its business plan, InfoSpace
(1) may assume significant financial obligations, and (2) contemplates issuing shares of InfoSpace Common in order to raise sufficient funds to meet such obligations. The issuance of the shares and warrants discussed in the first paragraph of this Schedule 3.6, and the potential issuance of additional shares of InfoSpace Common Stock and warrants to acquire InfoSpace Common discussed in this second paragraph of Schedule 3.6, would result in dilution of the former OutPost Shareholders' interest in InfoSpace.

                                  SCHEDULE 3.9

                                   LITIGATION

     1. InfoSpace is involved in a dispute with a former consultant who claims the right to purchase shares of InfoSpace stock in connection with consulting services. The dispute is being mediated and the maximum number of InfoSpace shares that could be subject to purchase in connection therewith is 3,500,000.

     2. A complaint for federal trademark infringement and unfair competition, statutory unfair practices, and common law trademark infringement and unfair competition was filed in U.S. District Court for the Northern District of California on February 18, 1998 by Infospace, Inc., a California corporation, against InfoSpace.

     3. A complaint for specific performance, tortious termination of employment, fraud, breach of fiduciary duty, intentional infliction of emotional distress, and for injunctive relief was filed in Superior Court of California, County of Santa Clara on May 15, 1998 by Mohammed Kaleemuddin, also known as Mark Kaleem, a former employee of InfoSpace, against InfoSpace, Naveen Jain, and certain unnamed defendants.

                                  EXHIBIT 5.12

                             INVESTMENT CERTIFICATE

     The undersigned shareholder (the "Shareholder") of OutPost Network, Inc., a Washington corporation ("OutPost"), will be receiving shares (the "Shares") of the common stock, par value $.0001/share, of InfoSpace, Inc., a Delaware corporation ("InfoSpace"), in connection with a transaction in which InfoSpace's wholly-owned subsidiary, OutPost Acquisition, Inc., a Washington corporation ("Acquisition"), will be merged with and into OutPost (the "Merger"). The Merger is to be accomplished in accordance with the terms of an Agreement and Plan of Merger dated as of May ___, 1998 among InfoSpace, Acquisition, OutPost and the OutPost shareholders named therein (the "Merger Agreement"). As a condition to the Merger, the Shareholder hereby represents as follows:

     1. The Shareholder has received and reviewed the Offering Memorandum prepared in connection with the Merger, which includes copies of the following:

          (a)  The Merger Agreement;

          (b) Certain financial statements of InfoSpace; and

          (c) Certain financial statements of OutPost.

     2. The Shareholder is acquiring all of the Shares for the Shareholder's own account and not with a view to or for sale in connection with any distribution of the Shares. The Shareholder specifically represents that the entire legal and beneficial interest in the Shares is being acquired for, and will be held for, the Shareholder's account only and not for the account of, or otherwise on behalf of, any other person.

     3. The Shareholder understands that the Shares to be issued in the Merger will not be registered under the Securities Act of 1933, as amended (the "Act"), in reliance upon an exemption from the registration requirements of the Act.

     4. The Shareholder hereby agrees that he/she will not sell, transfer, assign, pledge, hypothecate or otherwise dispose of the Shares absent an effective Registration Statement under the Act covering such disposition, or without InfoSpace first receiving an opinion of counsel, which may be counsel for InfoSpace, reasonably acceptable to InfoSpace, and shall be to the effect that such sale, transfer, assignment, pledge, hypothecation or other disposition is or will be exempt from the registration and prospectus delivery requirements of the Act and the registration or qualification requirements of any applicable state securities laws.

     5. The Shareholder understands and agrees that all certificates evidencing the Shares to be issued to the Shareholder will bear substantially the following legend:

          "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES ACTS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND ANY SUCH APPLICABLE STATE SECURITIES ACTS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

     6. Check one: [ ] the Shareholder is an accredited investor as defined in Rule 501(a) of Regulation D as adopted by the U.S. Securities and Exchange Commission, or [ ] the Shareholder is not an accredited investor, but acknowledges that John W. Stanton has acted as the Shareholder's purchaser representative (as defined in Rule 501(h) of Regulation D as adopted by the U.S. Securities and Exchange Commission) in connection with evaluating the merits and risks of the Merger, and the Shareholder, acting together with Mr. Stanton, has such knowledge and experience in financial and business matters, that the Shareholder is capable of evaluating the merits and risks of the prospective investment.

     Dated: __________, 1998

                              ------------------------------------------
                              Signature of Shareholder

                              -------------------------------------------------
                              Print/Type Name


CONFIRMED AND ACCEPTED:

INFOSPACE, INC.


By:
    ---------------------------------
    Naveen Jain, Its President

                                      -2-